EXHIBIT 99.1

Zoetis Announces First Quarter 2021 Results
•Reports Revenue of $1.9 Billion, Growing 22%, and Net Income of $559 Million, or $1.17 per Diluted Share, Increasing 32% and 33%, Respectively, on a Reported Basis for First Quarter 2021
•Reports Adjusted Net Income of $603 Million, or Adjusted Diluted EPS of $1.26, for First Quarter 2021
•Delivers 21% Operational Growth in Revenue and 34% Operational Growth in Adjusted Net Income for First Quarter 2021
•Increases Full Year 2021 Revenue Guidance to $7.500 - $7.625 Billion and Diluted EPS of $4.08 - $4.19 on a Reported Basis, or $4.42 - $4.51 on an Adjusted Basis

PARSIPPANY, N.J. – May 6, 2021 – Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2021 and increased its guidance for full year 2021.

The company reported revenue of $1.9 billion for the first quarter of 2021, an increase of 22% compared with the first quarter of 2020. Net income for the first quarter of 2021 was $559 million, or $1.17 per diluted share, an increase of 32% and 33%, respectively, on a reported basis.

Adjusted net income1 for the first quarter of 2021 was $603 million, or $1.26 per diluted share, an increase of 33%, on a reported basis. Adjusted net income for the first quarter of 2021 excludes the net impact of $44 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

On an operational2 basis, revenue for the first quarter of 2021 increased 21%, excluding the impact of foreign currency. Adjusted net income for the first quarter of 2021 increased 34% operationally, excluding the impact of foreign currency.

EXECUTIVE COMMENTARY
“We are off to a very strong start in 2021 -- our best quarter ever -- with 21% operational revenue growth and 34% growth in adjusted net income, as we continue to build on our innovative petcare portfolio, expand in key markets outside the U.S., and accelerate sales of diagnostics products,” said Kristin Peck, Chief Executive Officer of Zoetis.

“Looking ahead, we are raising guidance for operational growth in full-year revenue to the range of 10.5% to 12%. The fundamental growth drivers for our industry continue to show strong and
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sustainable momentum, and we remain confident that our diverse portfolio across species and geographies, our pipeline of innovative new products and lifecycle innovations, and the agility and commitment of our colleagues will continue driving our success in 2021 and beyond."

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two segments: United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for companion animals and livestock, tailored to local trends and customer needs. In the first quarter of 2021:
•Revenue in the U.S. segment was $933 million, an increase of 19% compared with the first quarter of 2020. Sales of companion animal products increased 32% driven by growth in its parasiticides portfolio including the recently launched Simparica Trio® brand, the new triple combination parasiticide for dogs. Also contributing to growth was the company’s diagnostic franchise, resulting from increased sales of point-of-care consumables, and the key dermatology portfolio across both the Apoquel® and Cytopoint® brands. The company benefited from the continued recovery of veterinary clinic businesses, following the impact of social distancing restrictions that began in the same quarter of the prior year. Sales of livestock products decreased 4% in the quarter. The poultry portfolio declined as a result of the expanded use of lower cost alternatives to the company’s premium products. Sales of swine products declined due to a non-recurring government purchase in the same quarter last year. These declines were partially offset by increased sales in the company’s cattle portfolio resulting from successful promotional activities.

•Revenue in the International segment was $922 million, an increase of 27% on a reported basis and an increase of 25% operationally compared with the first quarter of 2020. Sales of companion animal products grew 40% on a reported basis and 37% on an operational basis. Growth resulted from increased sales of the company’s parasiticides portfolio including the Simparica® and Revolution®/Stronghold® franchises, as well as the key dermatology portfolio across both the Apoquel and Cytopoint brands. Growth also resulted from the company’s broader in-line portfolio, which benefited from increased pet ownership and medicalization rates, as well as pent up demand resulting from COVID-19 restrictions. Sales of livestock products grew 17% on both a reported and operational basis. Sales of swine products grew as a result of the continuing expansion of herd production and increased biosecurity measures in key accounts in the wake of African Swine Fever in China. Sales of cattle products grew due to promotional activities, key account penetration and favorable export market conditions in Brazil and other emerging markets around the world. Growth in the company’s fish portfolio was primarily the result of increased vaccine sales in key salmon markets, including favorable timing of vaccination programs. The recent acquisition of Fish Vet Group also contributed to growth in the quarter. Sales of poultry products grew modestly versus the same period in the prior year.

INVESTMENTS IN GROWTH
Zoetis continues to gain market approvals for its innovative monoclonal antibody (mAb) therapies that alleviate osteoarthritis (OA) pain in cats. Since its last quarterly earnings announcement, Zoetis received approval in the European Union (EU) for Solensia® (frunevetmab), the first injectable mAb for the alleviation of pain associated with OA in cats, a condition that is vastly underdiagnosed and undertreated in felines today; it is also approved in Switzerland.

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In China, Zoetis’ second largest market in terms of revenue, the company received approvals for several of its leading products. On the livestock side, Fostera® PCV MH, a one-shot vaccine for pigs that offers long-lasting combined protection against porcine circovirus type 2 (PCV2) and Mycoplasma hyopneumoniae infections, was approved, along with Excenel® RTU EZ (ceftiofur hydrochloride), a key anti-infective for cattle and swine. For companion animals, Zoetis expanded the reach of its parasiticide offering for cats with the approval of Revolution® Plus (selamectin and sarolaner topical solution).

Additionally, Zoetis continues to bring leading products into new markets. In poultry, the company expanded its line of recombinant vector vaccines with the approval of Poulvac® Procerta™ HVT-ND in Canada, Brazil and other smaller markets. This vaccine provides early protection against the contemporary Marek and Newcastle viruses in chickens. In parasiticides, the company received approval of Simparica Trio (sarolaner, moxidectin, pyrantel chewable tablets) in Japan, Mexico and other smaller markets.

FINANCIAL GUIDANCE
Zoetis is increasing its full year 2021 guidance, which includes:
•Revenue between $7.500 billion and $7.625 billion
•Reported diluted EPS between $4.08 and $4.19
•Adjusted diluted EPS between $4.42 and $4.51

This guidance reflects foreign exchange rates as of late April. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review first quarter 2021 results, discuss financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on May 6, 2021.

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After nearly 70 years innovating ways to predict, prevent, detect, and treat animal illness, Zoetis continues to stand by those raising and caring for animals worldwide -- from livestock farmers to veterinarians and pet owners. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. In 2020, Zoetis generated revenue of $6.7 billion with approximately 11,300 employees. For more information, visit www.zoetis.com.
1 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.
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2 Operational revenue growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to: business plans or prospects, future operating or financial performance, future guidance, future operating models; expectations regarding products, product approvals or products under development, expected timing of product launches; the impact of the coronavirus (COVID-19) pandemic and any recovery therefrom on our business, suppliers, customers and employees; expectations regarding the performance of acquired companies and our ability to integrate new businesses; expectations regarding the financial impact of acquisitions; future use of cash and dividend payments; tax rate and tax regimes and any changes thereto; and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its potential impact on the global economy and our business. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter@zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

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Media Contacts:	Investor Contacts:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Keith Gaub
1-973-443-2777 (o)	1-973-822-7154 (o)
kristen.seely@zoetis.com	keith.gaub@zoetis.com

ZTS-COR
ZTS-IR
ZTS-FIN
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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	First Quarter
	2021	2020	% Change
Revenue	$1,871	$1,534	22
Costs and expenses:
Cost of sales	549	459	20
Selling, general and administrative expenses	409	389	5
Research and development expenses	118	107	10
Amortization of intangible assets	40	40	—
Restructuring charges and certain acquisition-related costs	9	9	—
Interest expense	57	53	8
Other (income)/deductions–net	2	(20)	*
Income before provision for taxes on income	687	497	38
Provision for taxes on income	129	74	74
Net income before allocation to noncontrolling interests	558	423	32
Less: Net loss attributable to noncontrolling interests	(1)	—	*
Net income attributable to Zoetis	$559	$423	32

Earnings per share—basic	$1.18	$0.89	33

Earnings per share—diluted	$1.17	$0.88	33

Weighted-average shares used to calculate earnings per share
Basic	475.5	475.6
Diluted	477.9	479.0

(a)    The condensed consolidated statements of income present the first quarter ended March 31, 2021 and March 31, 2020. Subsidiaries operating outside the United States are included for the first quarter ended February 28, 2021 and February 29, 2020.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter Ended March 31, 2021
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$549	$(2)	$—	$(4)	$543
Gross profit	1,322	2	—	4	1,328
Selling, general and administrative expenses	409	(8)	—	—	401
Amortization of intangible assets	40	(34)	—	—	6
Restructuring charges and certain acquisition-related costs	9	—	(5)	(4)	—
Income before provision for taxes on income	687	44	5	8	744
Provision for taxes on income	129	10	1	2	142
Net income attributable to Zoetis	559	34	4	6	603
Earnings per common share attributable to Zoetis–diluted	1.17	0.07	0.01	0.01	1.26

	Quarter Ended March 31, 2020
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales	$459	$(2)	$—	$(2)	$455
Gross profit	1,075	2	—	2	1,079
Selling, general and administrative expenses	389	(18)	—	(2)	369
Amortization of intangible assets	40	(34)	—	—	6
Restructuring charges and certain acquisition-related costs	9	—	(7)	(2)	—
Other (income)/deductions–net	(20)	—	—	17	(3)
Income before provision for taxes on income	497	54	7	(11)	547
Provision for taxes on income	74	22	(1)	(3)	92
Net income attributable to Zoetis	423	32	8	(8)	455
Earnings per common share attributable to Zoetis–diluted	0.88	0.07	0.02	(0.02)	0.95
(a)    The condensed consolidated statements of income present the first quarter ended March 31, 2021 and March 31, 2020. Subsidiaries operating outside the United States are included for the first quarter ended February 28, 2021 and February 29, 2020.
(b)    Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)    Acquisition-related costs include the following:

	First Quarter
	2021	2020
Integration costs(a)	$3	$6
Restructuring charges(b)	2	1
Total acquisition-related costs—pre-tax	5	7
Income taxes(c)	1	(1)
Total acquisition-related costs—net of tax	$4	$8
(a)    Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.
(b)    Represents exit and employee termination costs, included in Restructuring charges and certain acquisition-related costs.
(c)    Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. For the first quarter ended March 31, 2020, also includes a tax charge related to a remeasurement of deferred taxes resulting from the integration of acquired businesses.

(2)    Certain significant items include the following:

	First Quarter
	2021	2020
Operational efficiency initiative(a)	$—	$(17)
Supply network strategy(b)	1	2
Other restructuring charges and cost-reduction/productivity initiatives(c)	6	2
Certain asset impairment charges(d)	1	—
Other(e)	—	2
Total certain significant items—pre-tax	8	(11)
Income taxes(f)	2	(3)
Total certain significant items—net of tax	$6	$(8)
(a)    Represents a net gain resulting from net cash proceeds received pursuant to an agreement related to the 2016 sale of certain U.S. manufacturing sites, included in Other (income)/deductions-net.
(b)    Represents product transfer costs, included in Cost of sales, related to cost-reduction and productivity initiatives.
(c)    For the first quarter ended March 31, 2021, represents product transfer costs and employee termination costs related to cost-reduction and productivity initiatives and the CEO transition, included in Restructuring charges and certain acquisition-related costs. For the first quarter ended March 31, 2020, represents employee termination costs incurred as a result of the CEO transition, included in Restructuring charges and certain acquisition-related costs.
(d)    Represents asset impairment charges related to inventory in our precision livestock farming business, included in Cost of sales.
(e)    Represents the modification of share-based compensation related to CEO transition costs, included in Selling, general and administrative expenses.
(f)    Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME(a)
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2021	2020	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$543	$455	19%	3%	16%
as a percent of revenue	29.0%	29.7%	NA	NA	NA
Adjusted SG&A expenses	401	369	9%	1%	8%
Adjusted R&D expenses	118	107	10%	1%	9%
Adjusted net income attributable to Zoetis	603	455	33%	(1)%	34%

(a)    Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income (non-GAAP financial measures) are defined as the corresponding reported U.S. GAAP income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. The corresponding GAAP line items and reconciliations of reported to adjusted information are provided in Condensed Consolidated Statements of Income and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.
(b)    Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

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ZOETIS INC.
2021 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2021
Revenue	$7,500 to $7,625
Operational growth(a)	10.5% to 12%
Adjusted cost of sales as a percentage of revenue(b)	Approximately 30%
Adjusted SG&A expenses(b)	$1,820 to $1,870
Adjusted R&D expenses(b)	$500 to $520
Adjusted interest expense and other (income)/deductions-net(b)	Approximately $260
Effective tax rate on adjusted income(b)	19% - 20%
Adjusted diluted EPS(b)	$4.42 to $4.51
Adjusted net income(b)	$2,120 to $2,160
Operational growth(a)(c)	12% to 14%
Certain significant items and acquisition-related costs(d)	$15 - $25

The guidance reflects foreign exchange rates as of late April 2021.
Reconciliations of 2021 reported guidance to 2021 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items and acquisition-related costs(d)	Purchase accounting	Adjusted(c)
Cost of sales as a percentage of revenue	~ 30.3%	~ (0.2%)	~ (0.1%)	~ 30%
SG&A expenses	$1,850 to $1,900		~ $(30)	$1,820 to $1,870
R&D expenses	$502 to $522		~ $(2)	$500 to $520
Interest expense and other (income)/deductions-net	~ $260			~ $260
Effective tax rate	~ 19% to 20%			~ 19% to 20%
Diluted EPS	$4.08 to $4.19	$0.03 to $0.05	~ $0.29	$4.42 to $4.51
Net income attributable to Zoetis	$1,955 to $2,005	$15 to $25	~ $140	$2,120 to $2,160
(a)    Operational growth (a non-GAAP financial measure) excludes the impact of foreign exchange.
(b)    Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. GAAP net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted SG&A expenses, adjusted R&D expenses, and adjusted interest expense and other (income)/deductions-net are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.
(c)    We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational growth to the most directly comparable U.S. GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
(d)    Primarily includes certain nonrecurring costs related to acquisitions and other charges.
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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2021	2020	Total	Foreign Exchange	Operational(b)
Revenue:
Companion Animal	$1,076	$797	35%	1%	34%
Livestock	779	717	9%	1%	8%
Contract Manufacturing & Human Health	16	20	(20)%	5%	(25)%
Total Revenue	$1,871	$1,534	22%	1%	21%

U.S.
Companion Animal	$658	$499	32%	—%	32%
Livestock	275	287	(4)%	—%	(4)%
Total U.S. Revenue	$933	$786	19%	—%	19%

International
Companion Animal	$418	$298	40%	3%	37%
Livestock	504	430	17%	—%	17%
Total International Revenue	$922	$728	27%	2%	25%

Companion Animal:
Dogs and Cats	$1,016	$746	36%	1%	35%
Horses	60	51	18%	2%	16%
Total Companion Animal Revenue	$1,076	$797	35%	1%	34%

Livestock:
Cattle	$399	$370	8%	(1)%	9%
Swine	190	157	21%	2%	19%
Poultry	131	148	(11)%	—%	(11)%
Fish	37	26	42%	3%	39%
Sheep and other	22	16	38%	9%	29%
Total Livestock Revenue	$779	$717	9%	1%	8%

(a)    For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b)    Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2021	2020	Total	Foreign Exchange	Operational(a)
Total International	$922.3	$728.4	27%	2%	25%
Australia	57.1	43.3	32%	15%	17%
Brazil	73.6	62.8	17%	(31)%	48%
Canada	46.1	40.1	15%	4%	11%
Chile	34.0	23.0	48%	5%	43%
China	123.2	65.7	88%	13%	75%
France	34.9	29.0	20%	11%	9%
Germany	38.4	33.5	15%	11%	4%
Italy	25.1	21.5	17%	11%	6%
Japan	46.7	41.5	13%	6%	7%
Mexico	33.2	32.2	3%	(6)%	9%
Spain	31.2	28.1	11%	10%	1%
United Kingdom	69.1	55.1	25%	5%	20%
Other developed markets	111.2	86.7	28%	10%	18%
Other emerging markets	198.5	165.9	20%	(6)%	26%
(a)    Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

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ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2021	2020	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$933	$786	19%	—%	19%
Cost of Sales	184	167	10%	—%	10%
Gross Profit	749	619	21%	—%	21%
Gross Margin	80.3%	78.8%
Operating Expenses	131	125	5%	—%	5%
Other (income)/deductions-net	1	1	—%	—%	—%
U.S. Earnings	$617	$493	25%	—%	25%

International:
Revenue	$922	$728	27%	2%	25%
Cost of Sales	282	224	26%	—%	26%
Gross Profit	640	504	27%	2%	25%
Gross Margin	69.4%	69.2%
Operating Expenses	130	125	4%	3%	1%
Other (income)/deductions-net	—	—	*	*	*
International Earnings	$510	$379	35%	3%	32%

Total Reportable Segments	$1,127	$872	29%	1%	28%

Other business activities(c)	(97)	(87)	11%
Reconciling Items:
Corporate(d)	(230)	(187)	23%
Purchase accounting adjustments(e)	(44)	(54)	(19)%
Acquisition-related costs(f)	(5)	(7)	(29)%
Certain significant items(g)	(8)	11	*
Other unallocated(h)	(56)	(51)	10%
Total Earnings(i)	$687	$497	38%
(a)    For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b)    Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.
(c)    Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business and human health business.
(d)     Corporate includes, among other things, certain costs associated with information technology, administration expenses, interest expense, certain compensation costs, certain procurement costs, and other costs not charged to our operating segments.
(e)    Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.
(f)    Acquisition-related costs include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.
(g)    Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, and the impact of divestiture-related gains and losses.
(h)    Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as certain procurement costs.
(i)    Defined as income before provision for taxes on income.
* Calculation not meaningful.
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